GAIN Capital Announces Monthly Metrics for August 2016

Bedminster, New Jersey (September 12, 2016) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of August 2016.

Retail Segment Metrics

•	OTC average daily volume[1] of $8.3 billion, a decrease of 17.6% from July 2016 and 54.9% from August 2015.

•	OTC trading volume[1] of $191.9 billion, a decrease of 9.8% from July 2016 and 50.6% from August 2015.

•	Active OTC accounts[2] of 135,634, a decrease of 2.4% from July 2016 and 10.0% from August 2015.

Institutional Segment Metrics

•	ECN average daily volume[1] of $6.5 billion, a decrease of 21.1% from July 2016 and 8.4% from August 2015.

•	ECN volume[1] of $150.1 billion, a decrease of 13.6% from July 2016 and an increase of 0.3% from August 2015.

•	Swap Dealer average daily volume[1] of $3.2 billion, an increase of 33.3% from July 2016 and 3.8% from August 2015.

•	Swap Dealer volume[1] of $72.6 billion, an increase of 46.0% from July 2016 and 13.7% from August 2015.

Futures Segment Metrics

•	Futures average daily contracts of 28,271, a decrease of 4.6% from July 2016 and 19.5% from August 2015.

•	Futures contracts of 650,230, an increase of 9.7% from July 2016 and a decrease of 11.9% from August 2015.

•	Active futures accounts[2] of 8,638, a decrease of 0.9% from July 2016 and 2.3% from August 2015.

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1 US dollar equivalent of notional amounts traded.
2Accounts that executed a transaction during the last 12 months.

Management Commentary

“August average daily volume was significantly lower and is the result of reduced market volatility which has impacted many of the retail brokers in our industry,” commented Glenn Stevens, Chief Executive Officer. “We expect that the lead-up to the US presidential election and continued uncertainty relating to global interest rates will lead to a return of volatility and subsequent improvement in average daily volumes in line with levels seen in early 2016,” Mr. Stevens concluded.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com